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                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed  by  the  Registrant [X]
Filed by a Party other than the Registrant [_]

Check  the  appropriate  box:
[X]  Preliminary  Proxy  Statement
[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(e)(2))
[_]  Definitive  Proxy  Statement
[_]  Definitive  Additional  Materials
[_]  Soliciting  Material  Pursuant  to  Section  240.14a-12

                              EVOLVE SOFTWARE, INC.
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                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment  of  Filing  Fee  (Check  the  appropriate  box):

[X]  No  fee  required.
[_]  Fee  computed  on  table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[_]  Fee  paid  previously  with  preliminary  materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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
                                  [EVOLVE LOGO]


                              EVOLVE SOFTWARE, INC.
                                1400 65th Street
                                    Suite 100
                              Emeryville, CA  94608
                                 ______________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held November 19, 2001

To  The  Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Evolve Software, Inc., a Delaware corporation (the "Company"), will be held on ________ November __, 2001 at 10:00 a.m., local time, at the offices of the Company, located at 1400 65th Street, Suite 100, Emeryville, CA 94608, for the following purposes:

     1. To elect two Class I directors to serve a term of three years or until their successors are duly elected and qualified. The Company's Board of Directors intends to present the following nominees for election as directors: Cary Davis and Jeffrey M. Drazan.

     2. To approve amendments to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock by 90,000,000 shares, from 110,000,000 to 200,000,000 shares, and to enable the holders of Preferred Stock of the Company to act by written consent (the "Written Consent Amendment").

     3. To approve an amendment to the Company's 2000 Stock Plan to increase the maximum number of shares of Common Stock authorized for issuance under the plan by 10,000,000 shares, to 16,000,000 shares, exclusive of future annual increases, and to provide that the shares authorized for issuance under the plan be increased annually by the least of (i) the aggregate number of shares subject to grants made in the previous year, (ii) 15,000,000 and (iii) any lesser amount determined by our Board of Directors.

     4. To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants of the Company for the fiscal year ending June 30, 2002.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on September 27, 2001 are entitled to receive notice of and to vote at the meeting and any adjournments. For ten days prior to the meeting, any stockholder can examine a complete list of the registered stockholders entitled to vote at the meeting for any purpose germane to the meeting during ordinary business hours at our offices at 1400 65th Street, Suite 100, Emeryville, CA 94608.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person if he or she returned a proxy.

                                              Sincerely,

                                              /s/ Christopher B. Boas

                                              Christopher  B.  Boas
                                              Assistant  Secretary


Emeryville, California
October __, 2001

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                              EVOLVE SOFTWARE, INC.

                                 ______________

                                 PROXY STATEMENT

                                 ______________


                 INFORMATION CONCERNING SOLICITATION AND VOTING

     The enclosed Proxy is solicited on behalf of Evolve Software, Inc., a Delaware corporation ("we," "us" or the "Company"), for the Annual Meeting of Stockholders to be held on ________, November __, 2001 at 10:00 a.m., local time (the "Annual Meeting"), at the offices of the Company, located at 1400 65th Street, Suite 100, Emeryville, CA 94608, or any adjournment or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company's telephone number is (510) 428-6000. Any questions regarding the contents of this statement may be directed to Kenneth J. Bozzini, Chief Financial Officer, of the Company.

     These proxy materials were first mailed on or about October __, 2001 to all stockholders entitled to vote at the meeting.

CERTAIN  FINANCIAL  INFORMATION

     Please note that our financial statements and related information are included with our Annual Report to Stockholders on Form 10-K, which is enclosed with this Proxy Statement.

VOTING  SECURITIES

     Only holders of record of our Common Stock as of the close of business on September 27, 2001 (the "Record Date") and holders of record of our Series A Preferred Stock as of the close of business on October 10, 2001 (the "Preferred Stock Record Date") will be entitled to vote at the meeting and any adjournment. As of the Record Date, there were 40,836,547 shares of the Company's Common Stock issued and outstanding, and as of the Preferred Stock Record Date there were 1,300,000 shares of the Company's Series A Preferred Stock issued and outstanding. Stockholders may vote in person or by proxy. Each share of Common Stock issued and outstanding as of the Record Date shall have one vote on the matters presented herein. Each share of Series A Preferred Stock issued and outstanding as of the Preferred Stock Record Date shall have 20 votes on the matters presented herein. As of the Record Date, Sierra Ventures VI, L.P. and its affiliates ("Sierra"), the Goldman Sachs Group, Inc. and its affiliates and Vivant! Corporation held 18.8%, 6.3% and 5.4%, respectively, of our outstanding shares of Common Stock. As of the Preferred Stock Record Date, Warburg Pincus Private Equity VIII, L.P. ("Warburg"), Index Ventures I, L.P. and its affiliates and Sierra held 76.9%, 11.5% and 7.7%, respectively, of our outstanding shares of Series A Preferred Stock. We are not aware of any other holders of record of 5% or more of our outstanding Common Stock or Series A Preferred Stock. See "Stock Ownership of Certain Beneficial Owners." There is no cumulative voting in the election of our directors.

     Warburg has entered into agreements with Sierra and certain other stockholders, including each of the directors and officers of the Company, whereby the parties to such agreements have committed to vote in favor of the matters set forth under "Proposal Two" below. The parties to such agreements with Warburg held an aggregate of 10,770,132 shares of Common Stock, or approximately 26.4% of our total outstanding shares of Common Stock, as of the Record Date.

SOLICITATION  OF  PROXIES

     We will pay the cost of soliciting proxies. In addition to soliciting stockholders by mail and through our regular employees, we will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have our stock registered in their names and will reimburse them for their reasonable, out-of-pocket costs. We may use our officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.

VOTING  OF  PROXIES

     All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies through the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If you do not indicate a choice on the proxy, your shares will be voted "FOR" the nominees for election to the Board of Directors named in this Proxy Statement; "FOR" approval of the amendment and restatement of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") increasing the authorized shares of Common Stock from 110,000,000 to 200,000,000 and adopting the Written Consent Amendment; "FOR" approval of the increase in the shares reserved under the Company's 2000 Stock Plan in the amount of 10,000,000 shares and the increase in the number of shares added to the Stock Plan on an annual basis; and "FOR" the ratification of independent public accountants. The shares will be voted as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by (i) delivering to the Company's Assistant Secretary either a written instrument revoking the proxy or a valid proxy with a later date, or (ii) attending the Annual Meeting and voting in person.

QUORUM

     The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date and the shares of Preferred Stock outstanding on the Preferred Stock Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter (the "Votes Cast") are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter.

ABSTENTIONS

     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

BROKER  NON-VOTES

     Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast (such as the proposed amendments to our 2000 Stock Plan). With respect to a proposal that requires a majority of the outstanding shares (such as the proposed amendments to our Certificate of Incorporation), however, a broker non-vote has the same effect as a vote against the proposal.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT (1)

     The following table sets forth certain information as of the Record Date, September 27, 2001, with respect to the beneficial ownership of the Company's Common Stock by (i) each director of the Company; (ii) each executive officer of the Company included in the Summary Compensation Table below under the heading "Executive Compensation and Other Matters" (the "Named Executive Officers");
(iii) all current executive officers and directors of the Company as a group; and (iv) all persons who are the beneficial owner of more than 5% of the Company's Common Stock. No shares of our Preferred Stock were outstanding as of the Record Date. Unless otherwise indicated, the address for each listed stockholder is c/o Evolve Software, 1400 65th Street, Suite 100, Emeryville, CA 94608.

                                                            AMOUNT AND          PERCENT OF
                                                       NATURE OF BENEFICIAL    COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                       OWNERSHIP (1)      OUTSTANDING (1)
-----------------------------------------------------  ---------------------  ---------------
Warburg Pincus Private Equity VIII, L.P. (2)
466 Lexington Avenue                                              50,003,298            55.0%
New York, NY  10017

Sierra Ventures VI, L.P. (3)
3000 Sand Hill Road, Building 4                                   12,683,310            27.7%
Suite 210
Menlo Park, CA  94025

The Goldman Sachs Group (4)
85 Broad Street                                                    2,571,434             6.3%
New York, NY  10004

Vivant! Corporation
6114 LaSalle Avenue                                                2,216,749             5.4%
No. 323
Oakland, CA  94611

John P. Bantleman (5)                                              1,313,128             3.2%

James J. Bozzini (6)                                                 799,181             2.0%

Marc C. Ferrie (7)                                                   541,667             1.3%

John R. Oltman (8)                                                   440,778             1.1%

Douglas S. Sinclair (9)                                              416,667             1.0%

Kurt M. Heikkinen (10)                                               340,387               *

Anil K. Gupta (11)                                                   293,856               *

Joseph A. Fuca (12)                                                  270,833               *

Paul Rochester (13)                                                  173,333               *

Judith H. Hamilton (14)                                              166,667               *


                                        5

Jeffrey M. Drazan (15)                                               160,123               *

Gayle Crowell (16)                                                         -               -

Cary Davis (17)                                                   50,003,298            55.0%

Nancy Martin (17)                                                 50,003,298            55.0%

All Current Directors & Officers as a Group (13 persons) (18)      2,426,503             5.9%


     ____________________________
     *Less than 1% of outstanding shares of Common Stock.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). To our knowledge, except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Applicable percentages are based on 40,836,547 shares outstanding on September 27, 2001, adjusted as required by rules promulgated by the SEC.

(2) As of September 27, 2001, Warburg Pincus Private Equity VIII, L.P. ("WP VIII") had rights to acquire up to 50,000,000 shares of our Common Stock, which rights are exercisable within 60 days of September 27, 2001, and one principal of WP VIII beneficially owned 3,298 shares of our Common Stock for his own account. WP VIII disclaims beneficial ownership of any shares of our Common Stock. Warburg, Pincus & Co. ("WP") is the sole general partner of WP VIII. WP VIII is managed by Warburg Pincus LLC ("WP LLC"). Lionel I. Pincus is the managing partner of WP and the managing member of WP LLC and may be deemed to control both entities.

(3) Includes 6,163,594 shares held by Sierra Ventures VI, L.P., 616,361 shares held by its general partner, SV Associates VI, L.P., as nominee for its general partner UA dated January 14, 1997, 821,448 shares held by Sierra Ventures VII, L.P. ("SV VII") and 81,907 shares held by Sierra Ventures Associates VII, LLC ("SVA VII") as nominee for its members (collectively, the "Sierra Entities"). SV VII has rights to acquire up to an additional 4,546,650 shares of our Common Stock, and SVA VII has rights to acquire up to an additional 453,350 shares of our Common Stock, which rights are exercisable within 60 days of the date hereof. Jeffrey M. Drazan, a director of Evolve, is a managing member of SV Associates VI, L.P., which is the general partner of Sierra Ventures VI, L.P., and is a managing member of SVA VII, which is the general partner of SV VII. Mr. Drazan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them arising from his interest in these limited partnerships and limited liability company.

(4) Includes 2,452,386 shares held by The Goldman Sachs Group, Inc. ("GSG") and 119,048 shares held by Stone Street Fund 1999, L.P., an affiliate of GSG that shares voting and investing power with GSG.

(5) Includes 493,057 shares subject to our right of repurchase, which lapses over time. Also includes 98,987 shares exercisable within 60 days of September 27, 2001.

(6) Includes 406,250 shares subject to our right of repurchase, which lapses over time. Also includes 46,875 shares exercisable within 60 days of September 27, 2001.

(7) Includes 211,530 shares subject to our right of repurchase, which lapses over time.

(8) Includes 166,667 shares subject to our right of repurchase, which lapses over time. These shares are held by JRO Consulting, Inc. Mr. Oltman, the President of JRO Consulting, Inc. is the beneficial owner of these shares. Also includes 41,667 shares exercisable within 60 days of September 27, 2001.

(9) Includes 279,515 shares subject to our right of repurchase, which lapses over time.

(10) Includes 170,388 shares subject to our right of repurchase, which lapses over time. Also includes 46,875 shares exercisable within 60 days of September 27, 2001.

(11) Includes 211,806 shares subject to our right of repurchase, which lapses over time.

(12) Includes 158,854 shares subject to our right of repurchase, which lapses over time. Also includes 12,500 shares exercisable within 60 days of September 27, 2001.

(13) Includes 58,333 shares subject to our right of repurchase, which lapses over time. Also includes 45,000 shares exercisable within 60 days of September 27, 2001.

(14) Includes 50,347 shares subject to our right of repurchase, which lapses over time. Also includes 41,667 shares exercisable within 60 days of September 27, 2001.

(15) Includes 75,522 shares subject to our right of repurchase, which lapses over time. Does not include shares held by the Sierra Entities.

(16) Ms. Crowell is a full-time advisor of Warburg Pincus LLC ("WP LLC") and may not be deemed a beneficial owner of shares that WP VIII has the right to acquire.

(17) Mr. Davis and Dr. Martin are partners of Warburg Pincus & Co. and Managing Directors of WP LLC, affiliates of WP VIII. As of September 27, 2001, WP VIII had rights to acquire up to 50,000,000 shares of our common stock, which rights are exercisable within 60 days of September 27, 2001, and one principal of WP VIII beneficially owned 3,298 shares of our Common Stock for his own account. Mr. Davis and Dr. Martin disclaim beneficial ownership of all shares held by WP VIII, except to the extent of any pecuniary interest they may hold in WP VIII.

(18) Includes an aggregate of 1,107,745 shares subject to our right of repurchase, which lapses over time. Also includes an aggregate of 267,917 shares exercisable within 60 days of September 27, 2001. Does not include shares held by the Sierra Entities and WP VIII.

                      PROPOSAL ONE:  ELECTION OF DIRECTORS

     Our Certificate of Incorporation provides that our Board of Directors shall be divided into three classes, with the classes of directors serving for staggered three-year terms. The term of office of the Class I directors shall extend until the 2001 annual meeting of stockholders, the term of office for the Class II directors shall extend until the 2002 annual meeting of stockholders, and the term of office for the Class III directors shall extend until the 2003 annual meeting of stockholders, or until each director's earlier death, resignation, retirement or removal or until his or her successor is elected and qualified. Class I and Class III currently have two members each, and Class II currently has two members. The Class I directors to be elected at the 2001 Annual Meeting are to be elected to hold office until the year 2004 Annual Meeting and until their successors have been elected and qualified or until their earlier death, resignation, retirement or removal from office.

     Of the two Class I directors to be elected at the Annual Meeting, one director (the "Class I Series A Director") is to be elected by holders of the Company's Series A Preferred Stock voting as a separate class. The other director to be elected at the Annual Meeting (the "Class I General Director") will be elected by holders of the Company's Common Stock and Series A Preferred Stock voting together as a single class.

     The Company's nominee for election at the Annual Meeting to Class I Series A Director is Cary Davis. The Company's nominee for election at the Annual Meeting to Class I General Director is Jeffrey M. Drazan. Mr. Davis and Mr. Drazan are seeking re-election to serve for the full duration of the next term of office. The remaining five directors will continue to serve the terms described below. Mr. Davis has been a director since October 2001, and Mr. Drazan has been a director since November 1998. Information regarding Mr. Davis's and Mr. Drazan's business experience is provided below.

     In the event that Mr. Davis or Mr. Drazan become unavailable or decline to serve as directors at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that Mr. Davis or Mr. Drazan will be unavailable to serve.

VOTE  REQUIRED

     The two nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

NOMINEES  AND  OTHER  DIRECTORS

     The following table sets forth the name and age of each of the nominees and each director of the Company whose term of office continues after the Annual Meeting, the principal occupation of each during the past five years and the period during which each has served as a director of the Company. There are no family relationships among any directors or executive officers.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS FOR A TERM EXPIRING IN 2004

                                                                                                 DIRECTOR
NAME                            PRINCIPAL OCCUPATION DURING PAST FIVE YEARS                AGE    SINCE
-----------------  ---------------------------------------------------------------------  -----  --------
Cary Davis         Mr. Davis has served on our Board of Directors since October 2001.        35      2001
                   Mr. Davis has served as a general partner of Warburg, Pincus & Co.
                   ("Warburg Pincus") and a Member and Managing Director of Warburg
                   Pincus LLC ("WP LLC") since January 1999, and has been employed by
                   WP LLC since October 1994.  From August 1992 to September
                   1994, Mr. Davis was employed by Dell Computer Corporation, where he was Executive Assistant to Michael Dell and his last position was Manager of Worldwide Desktop Marketing.  Mr. Davis
                   is currently a director of Dice Inc., and several privately held companies, including WebGain Inc. and TradeCard Inc.  Mr. Davis received a B.A. from Yale University and an M.B.A. from Harvard
                   Business School, and is an adjunct professor at Columbia Business
                   School and Treasurer of the Jewish Community House of
                   Bensonhurst.

Jeffrey M. Drazan  Mr. Drazan has served on our Board of Directors since November            42      1998
                   1998.  Mr. Drazan has been a General Partner of Sierra Ventures since
                   1984.  Prior to joining Sierra Ventures, Mr. Drazan was employed by
                   AT&T, where he held various management positions within the operating divisions of AT&T Long Lines, AT&T Information
                   Systems, and Bell Laboratories.  He currently serves on the Board of
                   Directors of Vertel Corporation, a telecommunications systems vendor, and other private companies.  Mr. Drazan holds an M.B.A.
                   from New York University's Graduate School of Business
                   Administration and a B.S. Degree in Engineering from Princeton
                   University.

INCUMBENT CLASS II DIRECTORS SERVING FOR A TERM EXPIRING IN 2002

John R. Oltman     Mr. Oltman has served on our Board of Directors since August 1999,        56      1999
                   and has served as Chairman of the Board of Directors since November
                   1999.  Mr. Oltman has been President of JRO Consulting, Inc. since
                   January 1995, in which role he serves as director, advisory and investor in leading technology companies and investment firms.  Mr.
                   Oltman also currently serves as the Vice-Chairman of Lante
                   Corporation and Chairman of XOR, Inc.  Mr. Oltman also serves as a director for Exalt, Inc., Alysis Technologies, Inc., InaCom Corp. and
                   Premier Systems Integrators, Inc.  From February 1996 through
                   August 1997, Mr. Oltman served as Chairman and senior member of the Executive Committee of TSW International, a global leader in asset care software and services.  From July 1991 to November 1995,
                   Mr. Oltman served as the Chairman and Chief Executive Officer of
                   SHL Systemhouse, a large provider of client/server systems integration and technology outsourcing.  Before joining SHL
                   Systemhouse, Mr. Oltman was managing partner for Andersen
                   Consulting's Chicago Consulting Group.  From 1967 to 1970, Mr.
                   Oltman was a member of the technical staff at Bell Laboratories.  Mr.


                                        9

                   Oltman received a B.S. degree from the University of Illinois in 1967 and an M.B.A. degree from Northwestern University's Kellogg
                   School of Management in 1970.

Paul Rochester     Mr. Rochester has served on our Board of Directors since July 2000.       54      2000
                   Mr. Rochester has been Vice President and General Manager of
                   Professional Services at Sun Microsystems, a worldwide provider of computer systems, software and services, since September 1995.
                   From February 1991 to September 1995, he was Senior Partner at
                   CSC Consulting, a global information technology services company.
                   From September 1989 to February 1991, Mr. Rochester was a
                   partner at Ernst & Young, an international consulting firm.  From
                   September 1979 to January 1989, he was a consulting manager with
                   SHL Systemhouse (now MCI Systemhouse), an information
                   technology integration consulting company.  Mr. Rochester holds a
                   B.S. degree in Applied Science (Electrical Engineering) from
                   Queens University (Canada) and an M.B.A. in Marketing and
                   Finance from the University of Ottawa, Canada.

Nancy Martin       Dr. Martin has served on our Board of Directors since October 2001.       60      2001
                   Dr. Martin joined Warburg Pincus in January 1999 as a partner of
                   Warburg Pincus and a Managing Director and Member of WP LLC.  Prior
                   to joining Warburg, Pincus, she was Vice President for Research and Development for MCI Systemhouse.  Dr. Martin was Executive
                   Director for Advanced Technology for Melville Corporation and a
                   Partner with Coopers & Lybrand where she directed advanced technology nationally.  She was CEO and Founder of SoftPert
                   Systems.  Dr. Martin was founding professor of Software
                   Engineering at Wang Institute of Graduate Studies and Visiting
                   Professor at Stanford University.  She is a Director of Apar Holding
                   Corp., Artesia Technologies, Inc., HiddenMind Technology, Inc.
                   and WebGain, Inc.  She received a B.A. from Stanford University and a Ph.D. from The University of Michigan in Computer and
                   Communication Science.

INCUMBENT CLASS III DIRECTORS SERVING FOR A TERM EXPIRING IN 2003

Judith H.          Ms. Hamilton has served on our Board of Directors since March 1999.       57      1999
Hamilton           Ms. Hamilton has served as President and Chief Executive Officer of
                   Classroom Connect since January 1999.  Prior to this, she served as
                   President and Chief Executive Officer of First Floor, Inc. from April
                   1996 to July 1998.  Ms. Hamilton also served as President and Chief
                   Executive Officer of Dataquest, Inc. from July 1992 to March 1996.
                   She currently serves on the Board of Directors of R.R. Donnelley &
                   Sons Company, a financial printing services company, and Lante
                   Corporation, a consulting firm.  Ms. Hamilton holds a B.A. Degree in
                   History and Political Science from Indiana University and has completed post-graduate studies in International Relations at Boston
                   University in Heidelberg, Germany as well as Executive Management at the UCLA Graduate School of Management.

Gayle Crowell      Ms. Crowell has served on our Board of Directors since October            51      2001
                   2001.  She joined Warburg Pincus in May 2001 as a consultant for its
                   Technology Group.  Prior to joining Warburg Pincus, Ms. Crowell was
                   President, CEO and Chairman of the Board of RightPoint from February
                   1998 until January 2000.  In January 2000, RightPoint was acquired by E.piphany, where she remained on the company's Board of Directors


                                       10

                   through June 2001. From 1994 to 1998, Ms. Crowell was Senior Vice
                   President and General Manager of Worldwide Operations for Mosaix,
                   Inc. She is currently on the Board of Directors of Indus and Uniscape.
                   Ms. Crowell began her career as an educator for the State of Nevada and received a B.A. degree from the University of Nevada, Reno.


BOARD  RECOMMENDATION

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" BOTH OF THE NOMINEES SET FORTH ABOVE.

     BOARD  AND  COMMITTEE  MEETINGS

     During the fiscal year ended June 30, 2001 our Board of Directors held twelve (12) meetings, including regular meetings and special meetings. We currently have an audit committee and a compensation committee. We do not have a nominating committee or a committee performing the functions of a nominating committee.

     During fiscal 2001, our audit committee met five (5) times. The audit committee consists of Jeffrey M. Drazan, John R. Oltman and Judith H. Hamilton. The audit committee reviews our internal accounting procedures, consults with and reviews the services provided by our independent accountants and makes recommendations to the Board of Directors regarding the selection of independent accountants. For additional information concerning the Audit Committee, see "REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS."

     During fiscal 2001, our compensation committee met three (3) times. The compensation committee consists of Jeffrey M. Drazan and John R. Oltman. The compensation committee reviews and recommends to the Board of Directors the salaries, incentive compensation and benefits of our officers and employees and administers our stock plans and employee benefit plans. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."

     All directors have attended no less than 75% of the total number of meetings of the Board of Directors and committees on which they served.

              PROPOSAL TWO: APPROVAL OF AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON
     STOCK BY 90,000,000 AND TO PERMIT HOLDERS OF PREFERRED STOCK TO ACT BY
                                WRITTEN CONSENT

     In September 2001, our Board of Directors adopted amendments to the Company's Certificate of Incorporation ("Certificate"), subject to stockholder approval, to increase the authorized number of shares of Common Stock by 90,000,000, from 110,000,000 to 200,000,000 shares, and to permit the holders of Preferred Stock of the Company to act by written consent on matters for which the Series A Preferred Stock is entitled to a separate class vote (collectively, the "Certificate Amendments"). Currently, the Certificate prohibits stockholder action by written consent. A copy of the Certificate of Incorporation, as proposed to be amended, may be obtained free of charge from the Secretary of the Company.

     At the meeting, stockholders of the Company are being asked to approve the Certificate Amendments described above. The proposed Certificate Amendments would give the Board of Directors the authority to issue additional shares of Common Stock without requiring future stockholder approval of such issuances, except as may otherwise be required by applicable law.

     Of the 110,000,000 currently authorized shares of Common Stock, 40,166,616 shares were issued and outstanding as of August 31, 2001. In addition, as of such date:

     - approximately 5,092,616 shares of Common Stock were reserved for issuance upon exercise of outstanding options under our 1995 Stock Plan and 2000 Stock Plan;

     - approximately 2,533,725 shares were reserved for future grants under the 2000 Stock Plan;

     - a total of 215,000 shares were reserved for issuance upon exercise of outstanding options granted outside any plan;

     - approximately 1,885,340 shares were reserved for future issuances under our 2000 Employee Stock Purchase Plan;

     - a total of 9,167 shares were reserved for issuances upon exercise of outstanding warrants; and

     - additional shares were subject to potential issuance to Vivant! Corporation ("Vivant") pursuant to the terms of agreement between the Company and Vivant relating to the acquisition of assets of such corporation.

     The sum of all shares of Common Stock issued and reserved for issuance as of August 31, 2001, was 55,346,812, and thus the shares of authorized but unissued and unreserved Common Stock available for issuance was 54,653,188.

     The number of shares remaining available for issuance is no longer sufficient to meet the Company's immediate requirements, as a result of the following factors:

     - On September 23, 2001, the Company entered into a definitive agreement (the "Financing Agreement") to issue and sell to investors 1.3 million shares of its Series A Preferred Stock, which are convertible into 26 million shares of Common Stock, and warrants to purchase an additional
          6.5 million shares of Common Stock. The Financing Agreement also provides for issuance of warrants to purchase an additional 1.3 million shares of Series A Preferred Stock, which are convertible into 26 million shares of Common Stock, and upon exercise of such warrants, additional warrants to purchase 6.5 million shares of Common Stock. The Board of Directors believes that consummation of the transactions contemplated under the Financing Agreement is necessary in order to meet the Company's capital requirements, and has unanimously approved the Financing Agreement. An aggregate of 65 million shares of Common Stock is required to permit the issuance and conversion of all shares of Preferred Stock, and the exercise of all warrants, to be issued under the Financing Agreement.

     - The Board of Directors has authorized an increase of 10 million shares in the number of shares reserved for issuance under the Company's 2000 Stock Plan, as well an increase in the maximum number of shares added to the reserve under the 2000 Stock Plan on an annual basis. The Company believes that making additional shares available for grant under the 2000 Stock Plan is necessary in order for the Company to continue to retain and provide incentives to its current employees and attract new employees, while conserving the Company's cash resources. See "Proposal Four" below for a further description of the proposed amendments to the 2000 Stock Plan.

     As the number of shares needed for the foregoing purposes and to meet the Company's future needs exceeds the Company's available Common Stock, the Board of Directors has approved a 90,000,000 share increase in our authorized shares of Common Stock.

PURPOSE  AND  EFFECT  OF  THE  AMENDMENTS

     The principal purpose of this proposed amendment to the Certificate to increase the authorized shares of Common Stock is to make such shares available to effect the issuances described above and for future use by the Board of Directors as it deems appropriate or necessary. For example, in addition to the above-referenced issuances, such shares may be needed in connection with raising additional capital through the sale of the Company's securities, acquisition of other businesses or assets, and establishing strategic relationships with corporate partners.

     Except for the issuances described above, the Board of Directors has no present agreement, understanding or plan with respect to the issuance of any such shares. If the stockholders approve the Certificate Amendments, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law. Holders of the Company's securities have no statutory preemptive rights with respect to issuances of Common Stock.

     The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.

     The principal purpose of the proposed amendment to the Certificate to enable the holders of the Company's Preferred Stock to act by written consent is to minimize the time and cost involved with obtaining stockholder approval to take corporate actions requiring prior approval of holders of the Preferred Stock. Currently, the Certificate provides that the Company's stockholders may not act by written consent, but must act at an annual or special meeting. Through this amendment, the Company will be able to obtain the approval of the holders of Preferred Stock without convening a meeting of stockholders. There are currently fewer than ten holders of record of shares of Preferred Stock. In the event that the prospective purchasers of Series A Preferred Stock exercise the warrants issued to them pursuant to the Financing Agreement, the holders of Series A Preferred Stock may hold a majority of the voting stock of the Company and may be able to approve corporate actions requiring stockholder approval, including mergers or significant asset sales, without the separate approval of the holders of Common Stock.

POTENTIAL  ANTI-TAKEOVER  EFFECT

     The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of stock could have the effect of diluting the book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company.

     The Company has previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt, including:

     Election and Removal of Directors. Our Certificate of Incorporation provides for the division of our Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of the directors.

     Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee thereof.

     Stockholder Meetings. Under our Certificate of Incorporation and bylaws, only our Board of Directors, Chairman of the Board or Chief Executive Officer may call special meetings of stockholders.

     Elimination of Cumulative Voting. Our Certificate of Incorporation and bylaws do not provide for cumulative voting in the election of directors. Cumulative voting provides for a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on the Board of Directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our Board of Directors based on the number of shares of our stock that such stockholder holds than if cumulative voting were permitted. The elimination of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our Board of Directors and to influence the Board of Directors's decision regarding a takeover.

     Undesignated Preferred Stock. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change the control of the Company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

     Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of the outstanding Common Stock.

VOTE  REQUIRED

     Approval of the Certificate Amendments to increase the number of authorized shares of Common Stock and permit holders of Preferred Stock to act by written consent requires the affirmative vote of the holders of not less than a majority of the shares of Common Stock outstanding on the Record Date and a majority of the shares of Series A Preferred Stock outstanding on the Preferred Stock Record Date.

BOARD  RECOMMENDATION

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE PROPOSAL SET FORTH HEREIN.

              PROPOSAL THREE: INCREASE OF THE SHARES RESERVED UNDER
               THE 2000 STOCK PLAN BY 10,000,000 SHARES AND OF THE
                  MAXIMUM ANNUAL INCREASE TO 15,000,000 SHARES

OVERVIEW

     At the Annual Meeting, the Company's stockholders are being asked to approve an amendment (the "Plan Amendment") of the Company's 2000 Stock Plan (the "Plan") to:

- increase the maximum number of shares of Common Stock authorized under the Plan by 10 million shares; and

- increase the maximum number of additional shares by which the Plan reserve may be increased on an annual basis to 15 million shares.

     The plan was initially approved and adopted by the Board of Directors in July 2000 and approved by the stockholders of the Company in July 2000. The Plan initially authorized the issuance of up to 4 million shares of the Company's Common Stock, with annual increases on the first day of the Company's fiscal year equal to the least of (i) 2 million shares, (ii) the number of shares granted pursuant to the Plan during the preceding fiscal year, and (iii) an amount determined by the Board of Directors. On July 1, 2001, an additional 2 million shares were authorized under the Plan pursuant to the first such annual increase. Under the Plan Amendment, the total number of shares reserved under the Plan is increased to a total of 16 million shares, and future annual increases will equal the least of (i) 15 million shares, (ii) the number of shares granted pursuant to the Plan during the preceding fiscal year, and (iii) an amount determined by the Board of Directors.

     As of August 31, 2001, options to purchase 3,466,275 shares had been granted and were outstanding, and 2,533,725 shares remained available for future grant. All outstanding options under the Plan were granted at exercise prices in excess of the current market value of our Common Stock. Accordingly, the Board of Directors believes that these outstanding options do not provide adequate incentives for current employees. Moreover, the number of shares reserved under the Plan was determined immediately prior to the Company's initial public stock offering, when the Company's Common Stock was expected to trade at valuations substantially higher than the current market valuation of the Common Stock. The lower current market value of our Common Stock means that new and existing employees must receive substantially more shares than anticipated in order to have meaningful incentives to promote the success of the Company.

     The Board of Directors has approved the Plan Amendment by unanimous vote of the directors. Increasing the shares available for grant under the Plan is considered necessary and in the best interests of the Company and the stockholders because significant additional option grants will be necessary in order to retain and provide incentives to its current employees, and align their interests with the interests of the stockholders, as well as to attract new employees.

GRANTS  UNDER  PLAN

     The following table sets forth information with respect to the stock options that have been granted under the Plan as of August 31, 2001 to the Named Executive Officers, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees who are not executive officers as a group. Because grants under the Plan are discretionary, these figures may not be indicative of future awards.

                          GRANTS UNDER PLAN THROUGH AUGUST 31, 2001
--------------------------------------------------------------------------------------------
NAME OF INDIVIDUAL OR IDENTITY OF GROUP AND                NUMBER OF OPTIONS    GRANT PRICE
                  POSITION                                    GRANTED (#)         ($/SH.)
---------------------------------------------------------  ------------------  -------------
John P. Bantleman                                                     416,667  $    4.54 (1)
James J. Bozzini                                                      250,000       1.56
Joseph A. Fuca                                                        100,000       1.20
Kurt M. Heikkinen                                                     250,000       1.56


                                       16

Marc C. Ferrie                                                              0          -
Douglas S. Sinclair                                                         0          -
Anil K. Gupta                                                               0          -
All Named Executive Officers as a group                               600,000       1.50 (1)
All current executive officers as a group                           1,050,000       1.66 (1)
All current directors who are not executive officers as a
group                                                                       0          -
All other employees as a group                                      2,952,290       3.57 (1)

     _________________________

     (1) Represents weighted average per share grant price.

SUMMARY  OF  PROVISIONS  OF  THE  2000  STOCK  PLAN

A summary of the Plan is included in this Proxy Statement under Compensation Plans-2000 Stock Plan. This summary is qualified in its entirety by the specific language of the Plan, as amended. Copies of the Plan are available to any stockholder upon request addressed to Chris Boas, Assistant Secretary, Evolve Software, Inc., 1400 65th Street, Suite 100, Emeryville, CA 94608. In addition, the 2000 Stock Plan has been filed as an exhibit to our Registration Statement on Form S-1 dated August 8, 2000 and may be obtained through the website of the Securities and Exchange Commission at www.sec.gov.
                                      -----------

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by
Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. Different rules may apply if the optionee is also an officer, director, or 10% shareholder of the Company.

     Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, because the Company may repurchase the stock when the purchaser ceases to provide services to the Company. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when the Company's right of repurchase lapses). The purchaser's ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.

     The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing (i.e., within thirty days of purchase), an election pursuant to
Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, director, or 10% shareholder of the Company.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

VOTE REQUIRED

     Approval of the amendments to the Plan requires the affirmative vote of a majority of the Votes Cast.

BOARD  RECOMMENDATION

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE FOREGOING PROPOSAL.

                  PROPOSAL FOUR: RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending June 30, 2002, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

     Representatives of PricewaterhouseCoopers will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions.

VOTE  REQUIRED

     The ratification of the appointment of PricewaterhouseCoopers requires the affirmative vote of a majority of the Votes Cast.

BOARD  RECOMMENDATION

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE FOREGOING PROPOSAL.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE  COMPENSATION

     The  following  table sets forth information concerning the compensation of
(i) the Company's Chief Executive Officer as of the end of fiscal 2001, (ii) the four other most highly compensated executive officers of the Company (based on salary plus bonus for fiscal 2001) who were serving as such at the end of fiscal 2001, and (iii) two former executive officers who were not serving as executive officers at fiscal year end:

                                  SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                      ANNUAL COMPENSATION           AWARDS
                                               ---------------------------------  ----------
                                                                       OTHER      SECURITIES
                                                                      ANNUAL      UNDERLYING
              NAME AND                 FISCAL   SALARY    BONUS    COMPENSATION     OPTIONS
         PRINCIPAL POSITION             YEAR     ($)       ($)        ($) (1)         (#)
-------------------------------------  ------  --------  --------  -------------  -----------

John P. Bantleman (2)                    2001   255,000   110,625             -       416,667
Former President and Chief Executive     2000   234,579   265,625             -             -
Officer                                  1999   187,500   135,520             -             -

James J. Bozzini (3)                     2001   200,000    47,500             -       250,000
Chief Operating Officer                  2000   133,333   105,000             -             -

Joseph A. Fuca (4)                       2001   156,250   210,000             -       100,000
Vice President, North American Sales     2000    47,822   157,000             -       258,333

Kurt M. Heikkinen (5)                    2001   170,417    28,500             -       250,000
Vice President, Engineering              2000    80,000    20,000             -             -

Anil K. Gupta (6)                        2001   199,554    28,500             -             -
Former Vice President, Business          2000    57,576    18,000             -             -
Development & Strategy

Douglas S. Sinclair (7)                  2001   200,000    21,250             -             -
Former Chief Financial Officer           2000    45,833    12,500             -             -

Marc C. Ferrie (8)                       2001   273,291    43,500             -             -
Former Vice President, Engineering       2000   182,500   113,250             -             -
                                         1999   162,500    35,363             -             -

__________________
     (1) Under applicable SEC rules, perquisites are excluded if the aggregate value is less than the lesser of $50,000 or 10% of the executive officer's salary plus bonus.
     (2)  Mr.  Bantleman  resigned  from  the  Company  in  October  2001.
     (3)  Mr.  Bozzini  joined  the  Company  in  November  1999.
     (4)  Mr.  Fuca  joined  the  Company  in  March  2000.
     (5)  Mr.  Heikkinen  joined  the  Company  in  December  1999.
     (6) Mr. Gupta joined the Company in March 2000 and resigned from the Company in June 2001.
     (7) Mr. Sinclair joined the Company in April 2000 and resigned from the Company in June 2001.
     (8)  Mr.  Ferrie  resigned  from  the  Company  in  February  2001.

     The following table provides information concerning grants of options to purchase our Common Stock made during fiscal 2001 to the executive officers listed in the Summary Compensation Table. Messrs. Ferrie, Gupta and Sinclair received no option grants in fiscal 2001 and held no options at June 30, 2001.

                                         OPTION GRANTS IN FISCAL 2001

                    NUMBER OF
                   SECURITIES     % OF TOTAL
                   UNDERLYING       OPTIONS                                 POTENTIAL REALIZABLE VALUE AT
                     OPTIONS      GRANTED TO       EXERCISE                    ASSUMED ANNUAL RATES OF
                   GRANTED (#)     EMPLOYEES        PRICE      EXPIRATION   STOCK PRICE APPRECIATION FOR
NAME                   (1)      IN FISCAL YEAR   ($/SH.) (2)      DATE             OPTION TERM (3)
-----------------  -----------  ---------------  ------------  ----------  ------------------------------
                                                                                5% ($)         10% ($)
                                                                           --------------  --------------

                      166,667              4.3%  $      9.00       8/9/10  $      943,344  $   2,390,618
John P. Bantleman     250,000              6.4          1.56      4/26/11         245,269        621,560
James J. Bozzini      250,000              6.4          1.56      4/26/11         245,269        621,260
Joseph A. Fuca        100,000              2.6          1.20      5/16/11          75,467        191,249
Kurt M. Heikkinen     250,000              6.4          1.56      4/26/11         245,269        621,560

____________________________
(1) All of the above options are subject to the terms of our 2000 Stock Plan (the "2000 Stock Plan"). All options are not exercisable until vested. The options granted to each executive officer generally vest as to 25% of the underlying shares on the first anniversary of the date of grant and in equal monthly increments over a 36-month period thereafter, provided the optionee continues to provide services to us. The options have a term of 10 years from the date of grant.
(2) All options were granted at an exercise price equal to the fair market value of our Common Stock on the date of grant.
(3) Potential realizable values are net of exercise price, but before deduction of taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules, and do not represent our estimate of future stock prices. No gain to an optionee is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent gain in stock price will result in zero dollars for the optionee. Actual realizable values, if any, on stock option exercises are dependent on the future performance of our Common Stock, overall market conditions and the option holders' continued service to the Company through the vesting period.

     The following table provides the specified information concerning option exercises during fiscal 2001 and exercisable and unexercisable options held as of June 30, 2001 by the executive officers listed in the Summary Compensation Table. Messrs. Ferrie, Gupta and Sinclair received no option grants in fiscal 2001 and held no options at June 30, 2001.

                                AGGREGATED OPTION EXERCISES IN FISCAL
                                2001 AND FISCAL YEAR-END OPTION VALUES

                                              NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                SHARES ACQUIRED                        UNEXERCISED                    IN-THE-MONEY
                       ON          VALUE       OPTIONS AT JUNE 30, 2001 (#)  OPTIONS AT JUNE 30, 2001 (1) ($)
                                               ----------------------------  --------------------------------

NAME               EXERCISE (#)  REALIZED ($)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
-----------------  ------------  ------------  ------------  --------------    -------------  --------------

John P. Bantleman             -             -        55,555         361,112               -                -


                                       21

James J. Bozzini              -             -        20,833         229,167               -                -

Joseph A. Fuca                -             -         2,083          97,917               -                -

Kurt M. Heikkinen             -             -        20,833         229,167               -                -

(1) Based on a fair market value of $0.57 per share as of June 29, 2001, the closing sale price of our Common Stock on that date as reported by the Nasdaq National Market. None of the options held by the Named Executive Officers were "in-the-money."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SALE OF SERIES A PREFERRED STOCK

     Pursuant to a Series A Preferred Stock Purchase Agreement (the "Purchase Agreement") dated as of September 23, 2001, between the Company and certain investors:

- Warburg Pincus Private Equity VIII, L.P. ("WP VIII"), Sierra Ventures VII, L.P. ("Sierra Ventures VII") and Sierra Ventures Associates VII LLC ("SV Associates VII") agreed to purchase 1,000,000, 90,933 and 9,067 shares, respectively, of the Company's Series A Preferred Stock at a price of $10 per share, with the purchase price to be paid in cash at the closing of the sale of such shares (the "Closing");

- upon the Closing, the Company issued to WP VIII, Sierra Ventures VII and SV Associates VII warrants to purchase up to an aggregate of 1,000,000, 90,933 and 9,067 additional shares, respectively, of Series A Preferred Stock at a price of $10 per share in cash, which warrants are exercisable for up to one year after the Closing under certain circumstances (the "Preferred Stock Warrants");

- upon the Closing, the Company issued to WP VIII, Sierra Ventures VII and SV Associates VII warrants to purchase up to 5,000,000, 454,665 and 45,335 shares, respectively, of Common Stock at a price of $1.00 per share; and

- the Company agreed to grant to WP VIII, Sierra Ventures VII and SV Associates VII additional Common Stock Warrants to purchase that number of shares of Common Stock equal to 25% of the number of shares of Common Stock into which the shares of Series A Preferred Stock issued upon exercise of the Preferred Stock Warrants are convertible, at the time such Preferred Stock Warrants are exercised.

     Each share of Series A Preferred Stock is convertible into Common Stock at an initial conversion price of $0.50, or at an initial conversion rate of twenty
(20) shares of Common Stock for each share of Series A Preferred Stock, subject to certain adjustments as set forth in the Certificate of Designation of Series A Preferred Stock of the Company.

     The total amount of funds paid in consideration of the Series A Preferred Stock at the Closing was $10,000,000 in the case of WP VIII, $909,330 in the case of Sierra Ventures VII and $90,670 in the case of SV Associates VI. We issued these securities pursuant to agreements under which we made representations, warranties and covenants and provided the purchasers with registration rights and information rights, among other privileges.

     Jeffrey M. Drazan, a director of the Company, is a managing member of SV Associates VII, which is the general partner of Sierra Ventures VII.

     Cary Davis and Nancy Martin, directors of the Company, are partners of Warburg Pincus & Co. and Managing Directors of Warburg Pincus LLC, the general partner of WP VIII, and Gayle Crowell, a director of the Company, is a full-time advisor to of Warburg Pincus LLC.

SEVERANCE  AGREEMENTS

     On March 19, 2001, we entered into a severance agreement with Douglas S. Sinclair, our former Chief Financial Officer, pursuant to which it was agreed that his employee termination date would be June 28, 2001, followed by a six-month tenure as consultant to the Company, which would terminate on December 31, 2001. The Company agreed to pay Mr. Sinclair all accrued salary and all accrued and unused vacation through his employee termination date, as well as all group health insurance benefits. During Mr. Sinclair's consulting period, the Company agreed to make quarterly payments in advance to Mr. Sinclair in the amount of $58,750. The Company also agreed to allow Mr. Sinclair's two Restricted Stock Awards to continue vesting through the end of his consultancy period, pursuant to the terms of the Restricted Stock Purchase Agreements. The Company will retain its right to repurchase all of the unvested shares as of December 31, 2001 pursuant to the Restricted Stock Purchase Agreements, and upon any such repurchase the Company has agreed to forgive all principal and accrued interest on the portion of the shares so repurchased. Additionally, on the first anniversary of the date of termination of the Consulting Period, or December 31, 2002, the Company will, at Mr. Sinclair's sole discretion, repurchase some or all of the remaining shares then held by him at a purchase price equivalent to the amount paid to purchase the shares plus accrued interest due to the Company. Any remaining principal and accrued interest will become due and payable to the Company within ten days of the foregoing anniversary.

     On February 21, 2001, we entered into a severance agreement with Marc C. Ferrie, our former Vice President, Engineering, pursuant to which it was agreed that his employee termination date would be February 22, 2001, followed by a one-year tenure as consultant to the Company, which would terminate on February 23, 2002. The Company agreed to pay Mr. Ferrie all accrued salary and all accrued and unused vacation through his employee termination date, as well as all group health insurance benefits. During Mr. Ferrie's consulting period, the Company agreed to make quarterly payments of $62,500 to Mr. Ferrie on February 26, 2001, April 2, 2001, July 1, 2001 and November 1, 2001. The Company also agreed to allow Mr. Ferrie's three Restricted Stock Awards and two early-exercised incentive stock options to continue vesting through the end of his consultancy period, pursuant to the terms of those agreements. The Company will retain its right to repurchase all of the unvested shares as of the end of Mr. Ferrie's consulting period, and upon any such repurchase the Company has agreed to forgive all principal and accrued interest on the portion of the shares so repurchased. All principal and accrued interest on the remaining shares are due to the Company within six months of the termination of the consulting period.

     On June 6, 2001, we entered into a severance agreement with Anil K. Gupta, our former Vice President, Business Development and Strategy, pursuant to which it was agreed that his employee termination date would be June 29, 2001, followed by a tenure as consultant to the Company through October 26, 2001, followed by an extension of the consulting period to December 28, 2001, provided that Mr. Gupta had not found new comparable employment by that date. The Company agreed to pay Mr. Gupta all accrued salary and all accrued and unused vacation through his employee termination date, as well as all group health insurance benefits. During Mr. Gupta's consulting period, the Company agreed to make monthly payments on the first of every month to him in the amount of $15,833. The Company also agreed to allow Mr. Gupta's two Restricted Stock Awards to continue vesting through the end of his consultancy period, pursuant to the terms of the Restricted Stock Purchase Agreements. The Company will retain its right to repurchase all of the unvested shares as of the end of Mr. Gupta's consultancy period no earlier than ten days and no later than fifteen days after the termination of the Consulting Period. Pursuant to the Restricted Stock Purchase Agreements, and upon any such repurchase, the Company has agreed to forgive all principal and accrued interest on the portion of the shares so repurchased. Additionally, on or before the first anniversary of the date of termination of the Consulting Period, on a one-time basis only, the Company will, at Mr. Gupta's sole discretion, repurchase some or all of the remaining shares then held by him at a purchase price equivalent to the amount paid to purchase the shares plus accrued interest due to the Company. Any remaining principal and accrued interest will become due and payable to the Company with ten days of the foregoing anniversary.

     In October 2001, we entered into a Separation and Consulting Agreement with John Bantleman, our former President and Chief Executive Officer, pursuant to which it was agreed that he would resign his employment and his position on the Company's Board of Directors effective October 5, 2001 and begin tenure as a consultant to the Company and its Board of Directors through December 31, 2001. The Company agreed to pay Mr. Bantleman all accrued salary and all accrued and unused vacation through October 5, 2001, as well as health insurance benefits through March 1, 2002. As compensation for Mr. Bantleman's consulting work for the Company, we agreed to pay him a lump sum of $65,250. If Mr. Bantleman executes a general release by November 4, 2001, we will pay him an additional lump sum of $65,250. Additionally, because we closed a financing in excess of $10 million within the first 30 days after his departure, we agreed to pay Mr. Bantleman two additional payments of $65,250 on each of April 1, 2001 and July 1, 2001. The Company also agreed to allow options to purchase 104,292 shares of common stock (25 percent of the 417,167 options covered under three stock option agreements) to immediately vest and to allow 312,500 shares purchased under three restricted stock purchase agreements (25 percent of the 1,250,000 shares purchased under such restricted stock purchase agreements) to immediately vest. Further, we forgave notes issued by Mr. Bantleman to us totaling $175,000 (plus approximately $14,650 accrued interest as of August 31, 2001), and we amended additional notes totaling $975,000, issued to us by Mr. Bantleman to purchase shares under restricted stock purchase agreements, to make them non-recourse as to Mr. Bantleman and to extend the date of these notes until fifteen months after termination of his employment.

INDEBTEDNESS  OF  MANAGEMENT

LOANS  TO  OFFICER

     In June 2001, we entered into a promissory note and security agreement with John P. Bantleman, our former President and Chief Executive Officer, pursuant to which we loaned him $75,000. Mr. Bantleman delivered us a promissory note that accrues interest at the rate of 7.50% per year. The note, plus any accrued and unpaid interest, is due and payable on October 19, 2001. To secure the loan, Mr. Bantleman granted us a security interest in his shares of Common Stock of the Company, which shares also secure the promissory notes Mr. Bantleman delivered to us as payment for his restricted stock purchase agreements of January 1998, February 1999 and November 1999.

     We also loaned Mr. Bantleman $20,000 on March 9, 1999, $40,000 on June 30, 1999, and $40,000 on September 30, 1999. Each loan was made pursuant to a promissory note that accrues interest at a rate of 6.0%. These loans are secured by shares of our Common Stock held by Mr. Bantleman. The largest aggregate amount of indebtedness since June 30, 2000 on each note (including accrued interest) was $23,112, $45,398 and $44,736, respectively, each on August 31, 2001.

LOANS  TO  PURCHASE  SHARES

     In July 2000, we entered into restricted stock purchase agreements with Mr. Ferrie, Mr. Gupta, Kurt M. Heikkinen, our current Vice President, Engineering, and Mr. Sinclair. Pursuant to such agreements, each of these executive officers purchased shares of our Common Stock at a price of $4.50 per share. Mr. Sinclair purchased 166,667 shares for an aggregate purchase price of $750,000; and Messrs. Ferrie, Gupta and Heikkinen each purchased 41,667 shares of our Common Stock for an aggregate purchase of $187,500. The purchase price for each of the foregoing stock purchases was paid for with a promissory note from each of the respective officers that accrues interest at a rate of 6.62% per year. The largest aggregate amount of indebtedness since inception on each note (including accrued interest) was $201,711, $201,711, $201,711 and $806,844, respectively, each on August 31, 2001.

     In March 2000, we entered into a restricted stock purchase agreement with Mr. Sinclair pursuant to which he purchased 250,000 shares of our Common Stock at a price of $6.00 per share, for an aggregate purchase price of $1,500,000. The purchase price was paid for with a promissory note that accrues interest at the rate of 6.80% per year. The largest aggregate amount of indebtedness since June 30, 2000 on the note (including accrued interest) was $1,652,144, on August 31, 2001.

     In February 2000, we entered into a restricted stock purchase agreement with Judith H. Hamilton, one of our directors. Pursuant to this agreement, Ms. Hamilton purchased 83,333 shares of our Common Stock at a price of $3.00 per share for an aggregate purchase price of $250,000. The purchase price was paid with a promissory note that accrues interest at the rate of 6.56% per year. The largest aggregate amount of indebtedness since June 30, 2000 on the note (including accrued interest) was $276,078, on August 31, 2001.

     Also in February 2000, we entered into restricted stock purchase agreements with each of J. Russell DeLeon, our former Vice President, International Business Development, Jeffrey McClure, our Former Vice President, Marketplace Services, and Messrs. Heikkinen and Gupta. Pursuant to such agreements, each of these executive officers purchased shares of our Common Stock at a price of $3.00 per share. Mr. DeLeon purchased 66,667 shares for an aggregate purchase price of $200,000; Mr. McClure purchased 54,167 shares for an aggregate purchase price of $162,500; Mr. Heikkinen purchased 25,000 shares for an aggregate purchase price of $75,000; and Mr. Gupta purchased 250,000 shares for an aggregate purchase price of $750,000. The purchase price for each of the foregoing stock purchases was paid for with a promissory note from each of the respective officers that accrues interest at the rate of 6.56% per year. The largest aggregate amount of indebtedness since June 30, 2000 on each note (including accrued interest) was $220,594, $179,232, $82,723 and $828,235, respectively, each on August 31, 2001.

     In November 1999, we entered into restricted stock purchase agreements with each of Mr. Bantleman, James Bozzini, our Chief Operating Officer, Mark Davis, our former Vice President, Marketing, and Messrs. Ferrie, Heikkinen and DeLeon. Pursuant to such agreements, each of these executive officers purchased shares of our Common Stock at a price of $1.20 per share. Mr. Bantleman purchased 416,667 shares for an aggregate purchase price of $500,000; Mr. Bozzini purchased 750,000 shares for an aggregate purchase price of $900,000; Mr. Davis purchased 333,333 shares for an aggregate purchase price of $400,000; Mr. Ferrie purchased 133,333 shares for an aggregate purchase price of $160,000; Mr. Heikkinen purchased 225,000 shares for an aggregate purchase price of $270,000; and Mr. DeLeon purchased 41,667 shares for an aggregate purchase price of $50,000. The purchase price for each of the foregoing stock purchases was paid with a promissory note from each of the respective officers that accrues interest at the rate of 6.08% per year. The largest aggregate amount of indebtedness since June 30, 2000 on each note (including accrued interest) was $555,596, $1,000,073, $249,857, $177,791, $300,022 and $55,560, respectively, each on August 31, 2001.

     Also in November 1999, we sold 83,333 shares of restricted Common Stock to Jeffrey M. Drazan, one of our directors, at a price of $1.20 per share for an aggregate purchase price of $100,000. The purchase price for the foregoing stock purchase was paid with a promissory note to us from Mr. Drazan that accrues interest at the rate of 6.08% per year. The largest aggregate amount of indebtedness since June 30, 2000 on the note (including accrued interest) was $111,119, on August 31, 2001.

     In October 1999, we sold 333,333 shares of restricted Common Stock to JRO Consulting, Inc. at a price of $0.30 per share for an aggregate purchase price of $100,000. The purchase price was paid with a promissory note that accrues interest at the rate of 7.0% per year. John R. Oltman, the President of JRO Consulting, Inc., is one of our a directors and the beneficial owner of these shares. The largest aggregate amount of indebtedness since June 30, 2000 on the note (including accrued interest) was $113,455, on August 31, 2001.

     In February 1999, we entered into restricted stock purchase agreements with Messrs. Bantleman, Ferrie and DeLeon. Pursuant to such agreements, each of these executive officers purchased shares of our Common Stock at a price of $0.30 per share. Mr. Bantleman purchased 683,333 shares for an aggregate purchase price of $205,000; Mr. Ferrie purchased 316,667 shares for an aggregate purchase price of $95,000; and Mr. DeLeon purchased 91,750 shares for an aggregate purchase price of $27,525. The purchase price for each of the stock purchases described above was paid with a promissory note from each of the respective executive officers to us. The largest aggregate amount of indebtedness since June 30, 2000 on each note (including accrued interest) was $232,509, $107,748, and $31,218, respectively, each on August 31, 2001.

     In January 1998 we entered into a restricted stock purchase agreement with Mr. Bantleman. Pursuant to the agreement, Mr. Bantleman purchased 150,000 shares of our stock at a price of $1.80 per share for an aggregate purchase price of $270,000 in exchange for a promissory note. We have the right to repurchase these shares from Mr. Bantleman that have not been released from our repurchase option at a price of $1.80 per share. The largest aggregate amount of indebtedness since June 30, 2000 on the note (including accrued interest) was $329,223, on August 31, 2001.

     We loaned Mr. Ferrie $90,000 on November 17, 1999, Mr. McClure $135,000 on December 14, 1999, and Joseph A. Fuca, our Vice President, Sales, $375,000 on February 15, 2000 and $937,500 on May 30, 2000, each loan pursuant to promissory notes that accrue interest at a rate of 6.00%, 6.20%, 6.56% and 6.40%, respectively, per year. These amounts were borrowed to exercise incentive stock options to purchase shares of our Common Stock. The largest aggregate amount of indebtedness since June 30, 2000 on each note (including accrued interest) was $99,889, $149,672, $413,613 and 1,013,392, respectively, each on August 31,
2001.

COMPENSATION  OF  DIRECTORS

     Our Board of Directors is reimbursed for expenses incurred in attending any meeting of the Board of Directors or any committee thereof. We pay the Chairman of our Board of Directors $2,500 per month. We have adopted a policy whereby each new non-employee director will receive a grant of a stock option to purchase 125,000 shares of our Common Stock on the date on which such person becomes a director, and an additional grant of a stock option to purchase 35,000 shares of our Common Stock on the date of each annual meeting of stockholders after such director has served on our Board of Directors for at least one full year. The options vest over four years. Twenty-five percent of the shares subject to such options vest on the first anniversary of the date on which the person becomes a director, and 1/48th of the total number of shares vest each month thereafter. Our directors may also be given the opportunity from time to time to purchase shares of our Common Stock pursuant to restricted stock purchase agreements.

     In August 2000, we issued options to purchase 41,667 shares of Common Stock to each of Jeffrey M. Drazan, Judith H. Hamilton, Paul Rochester and JRO Consulting, Inc. In addition, in July 2000, we issued an option to purchase 83,333 shares of Common Stock to Paul Rochester in connection with his joining our Board of Directors. Ms. Hamilton and Messrs. Drazan and Rochester are members of our Board of Directors. John R. Oltman, the President of JRO Consulting, Inc., is a director of Evolve and the beneficial owner of shares held by JRO Consulting, Inc. The options have an exercise price of $9.00 per share, vested with respect to 25% of the shares purchased in on the one-year anniversary date of their grants and will vest with respect to 1/48 of the underlying shares each month thereafter.

SECTION  16(A)  BENEFICIAL  OWNERSHIP  REPORTING  COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms filed by such persons.

     Based on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were complied with in a timely manner during fiscal 2001; however, Mr. Bantleman's Form 4 filing on June 11, 2001 was labeled deficient by the Securities and Exchange Commission because the filing (made by facsimile) was illegible. Mr. Bantleman subsequently re-filed the Form 4.

COMPENSATION  COMMITTEE  INTERLOCKS  AND  INSIDER  PARTICIPATION

     Our Board of Directors established a compensation committee in December 1998. Prior to establishing the compensation committee, our Board of Directors as a whole performed the functions delegated to the compensation committee. During the 2001 fiscal year:

     - None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

     - None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000, except as disclosed above;

     - None of the Company's executive officers served on the Compensation Committee (or another Board committee with similar functions or, if there was no committee like that, the entire Board of Directors) of another entity where one of that entity's executive officers served on the Company's Compensation Committee;

     - None of the Company's executive officers was a director of another entity where one of that entity's executive officers served on the Company's Compensation Committee; and

     - None of the Company's executive officers served on the Compensation Committee (or another Board committee with similar functions or, if there was no committee like that, the entire Board of Directors) of another entity where one of that entity's executive officers served as a director on the Company's Board.

                        EXECUTIVE OFFICERS OF THE COMPANY

     The following persons served as executive officers of the Company as of October 9, 2001;

NAME                AGE                       POSITION
------------------  ---  ----------------------------------------------------
James J. Bozzini     34  Chief Operating Officer
Kenneth J. Bozzini   41  Chief Financial Officer, Vice President of Finance
Kurt M. Heikkinen    34  Vice President, Engineering and Customer Service
Joseph A. Fuca       36  Vice President, North American Sales
David Hsieh          37  Vice President, Marketing
Ian Reay             59  Vice President, Human Resources

     James J. Bozzini has served as Chief Operating Officer since November 1999. From 1991 to 1999, Mr. Bozzini held various executive positions at PeopleSoft, an applications software vendor, including Senior Vice President of Worldwide Services Operations from January 1998 to July 1999, Vice President, Customer Services from December 1995 until December 1997 and Vice President of Professional Services and Director of European Operations from 1991 to 1995. From 1988 to 1991, Mr. Bozzini also held various positions at Andersen Consulting, an international management and technology consulting organization. Mr. Bozzini holds a B.S. in Business from California State University, Chico.

     Kenneth J. Bozzini has served as Chief Financial Officer since April 2001, as Vice President of Finance since January 2001, and prior to that served as Director of Finance since September 1999. Prior to joining Evolve, Mr. Bozzini was Chief Financial Officer of PKR Development and Management Company, a restaurant management and development company, from September 1997 to August 1999. From May 1996 to August 1997, Mr. Bozzini was Vice President, Finance and Administration for Action Technologies, Inc. Mr. Bozzini holds a Masters Degree in Business Administration from the University of California, Berkeley and a degree in accounting from Golden Gate University, where he graduated Magna Cum Laude. Mr. Bozzini is a Certified Public Accountant.

     Kurt M. Heikkinen has served as Vice President, Engineering and Customer Service since February 2001 and prior to that served as Vice President, Worldwide Customer Service since December 1999. Prior to joining Evolve, Mr. Heikkinen held various positions at PeopleSoft. From August 1999 to November 1999, he served as General Manager of the Human Resource Management Solutions ("HRMS") product division; from October 1997 until August 1999 he served as Vice President, Global Support Services; from July 1996 until October 1997 he served as Development Manager, Asia Pacific HRMS; and from March 1994 until July 1996 he was a Senior Account Manager. Mr. Heikkinen holds a B.S. degree from the University of Wisconsin, Milwaukee.

     Joseph A. Fuca has served as Vice President, North American Sales since March 2000. From August 1998 to February 2000, Mr. Fuca was Vice President and General Manager of the North American High-Technology and Telecommunications business unit of FirePond, a provider of integrated sales software. From January 1991 to July 1998, Mr. Fuca served in various sales executive positions with Merant (formerly known as INTERSOLV), an e-business software provider. From June 1997 to July 1998, Mr. Fuca was Vice President of Sales for INTERSOLV's Enterprise Solutions Group. From January 1995 to May 1997, Mr. Fuca was Vice President of Sales for Strategic National Accounts at INTERSOLV. Mr. Fuca holds a B.A. in both Business Administration and Communication Arts from California Lutheran University.

     David Hsieh has been Vice President, Marketing since May 2001. Mr. Hsieh is responsible for our marketing, business development and corporate development activities. Prior to joining Evolve, Mr. Hsieh was Vice President of

Marketing and Business Development of FaceTime Communications from November 1998 to April 2001, and prior to that he was Chief Executive Officer of FaceTime from November 1997 to November 1998. Mr. Hsieh was also a co-founder of FaceTime. From May 1997 to October 1997, Mr. Hsieh was an entrepreneur-in-residence at Institutional Venture Partners (IVP), and from April 1996 to May 1997 he was Vice President of Enterprise Product Marketing at Sybase. Mr. Hsieh is a graduate of Northwestern University.

     Ian Reay has been Vice President, Human Resources since January 2001. Prior to this, from January 2000 to December 2000, Mr. Reay was Director of Global Staffing for WebMD. From February 1997 to January 2000, he served as a Staffing Leader for Kaiser Permanente, and from September 1995 to January 1997, Mr. Reay was Director of Human Resources for Comstream. Although he has specialized in staffing during recent years at WebMD and Kaiser Permanente, he has also served as an active member of senior executive teams at the Director or VP level at Comstream, Proxima Corporation, NCA Corporation, and Victor Technologies.

                               COMPENSATION PLANS

2000  STOCK  PLAN

     The 2000 Stock Plan provides for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of non-statutory stock options and stock purchase rights to employees, directors and consultants. The total number of shares of Common Stock currently reserved for issuance under the 2000 Stock Plan is 6,000,000 (proposed to be increased by 10,000,000, to 16,000,000 shares). A number of shares is added to the 2000 Stock Plan on an annual basis equal to the least of the aggregate number of shares subject to grants made in the previous year, 2,000,000 (proposed to be increased to 15,000,000) shares and any lesser amount determined by our Board of Directors.

     Unless terminated sooner, the 2000 Stock Plan will terminate automatically on August 9, 2010.

     The administrator of our 2000 Stock Plan has the power to determine:

     - the terms of the options or stock purchase rights granted, including the exercise price of the options or stock purchase rights;

     -    the number of shares subject to each option or stock purchase right;

     -    the vesting schedule of each option or stock purchase right; and

     - the form of consideration payable upon the exercise of each option or stock purchase right.

     Options and stock purchase rights granted under our 2000 Stock Plan are generally not transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 2000 Stock Plan must generally be exercised within three months after the end of optionee's status as an employee, director or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but not later than the expiration of the option's term.

     The exercise price of all incentive stock options granted under the 2000 Stock Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and stock purchase rights granted under the 2000 Stock Plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of our Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal to 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 2000 Stock Plan may not exceed ten years.

     The 2000 Stock Plan provides that if we merge with or into another corporation, or sell substantially all of our assets, each option and stock purchase right must be assumed or an equivalent option or stock purchase right substituted for by the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted for by the successor corporation, the optionees shall become fully vested in and have the right to exercise such options or stock purchase rights. If an option or stock purchase right becomes fully vested and exercisable in the event of a merger or sale of assets, the administrator must notify the optionee that the option or stock purchase right is fully exercisable for a period of 15 days from the date of the notice, and the option or stock purchase right will terminate upon the expiration of the 15 day period.

2000  EMPLOYEE  STOCK  PURCHASE  PLAN

     A total of 2,207,882 shares of Common Stock have been reserved for issuance under our 2000 Employee Stock Purchase Plan (the "Purchase Plan"), plus annual increases equal to the least of the aggregate number of shares issued pursuant to the Purchase Plan in the previous year, 1,000,000 shares, and any lesser amount determined by our Board of Directors. As of the date of this Proxy Statement, 322,542 shares had been issued under our Purchase Plan.

     The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, is implemented by a series of overlapping offering periods of 24 months' duration, with new offering periods, other than the first offering period, commencing on or about February 1 and August 1 of each year. Each offering period consists of four consecutive purchase periods of approximately six months' duration, at the end of which, an automatic purchase is made for participants. The initial offering period commenced on August 9, 2001 and will end on July 31, 2002. The present purchase period began on August 1, 2001 and will end on January 31, 2001. Participants generally may not purchase more than 5,000 shares, or such other number of shares established by our Board of Directors, on any purchase date or purchase stock having a value measured at the beginning of the offering period greater than $25,000 in any calendar year.

     Employees are eligible to participate in the Purchase Plan if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who immediately after grant of a purchase right under the Purchase Plan would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or whose rights to purchase stock under all of our Purchase Plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year may not be granted an option to purchase stock under this plan. The Purchase Plan permits participants to purchase Common Stock through payroll deductions of up to 15% of the participant's base compensation.

     Amounts deducted and accumulated by the participant are used to purchase shares of Common Stock at the end of each purchase period. The price of stock purchased under the Purchase Plan is generally 85% of the lower of the fair market value of the Common Stock at the beginning of the offering period or at the end of the purchase period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods.

     Rights granted under the Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the plan. The Purchase Plan provides that, in the event of our merger with or into another corporation or a sale of substantially all our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The new exercise date will be set prior to the proposed date of the merger or sale of assets.

     The Board has the authority to amend or terminate the purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock under the purchase plan. The Board has the exclusive authority to interpret and apply the provisions of the purchase plan. The Purchase Plan will terminate automatically in 2010, unless terminated earlier.

1995  STOCK  OPTION  PLAN,  AS  AMENDED

     Our 1995 Stock Option Plan, as amended, was adopted by our Board of Directors and by our stockholders in 1995, and it was amended in 1996, 1998, 1999 and 2000. The 1995 Stock Option Plan was terminated as to new issuances in August 2000, upon the commencement of the 2000 Stock Plan. As of June 30, 2001, we had reserved a total of 5,833,333 shares of our Common Stock for issuance upon exercise of options granted under the plan. The 1995 Stock Option Plan, as amended, provides for the granting to our employees of incentive stock options within the meaning of Section 422 of the United States tax code, and for the granting to employees, including officers and directors, non-employee directors and consultants of non-statutory stock options. No further grants will be made under the 1995 Stock Option Plan.

     Options granted under our 1995 Stock Option Plan, as amended, are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 1995 Stock Option Plan, as amended, must generally be exercised within three months of the end of optionee's status as our employee or consultant, or within twelve months after his or her termination by death or disability, but in no event later than the expiration of the option's ten year term.

     Options granted under our 1995 Stock Option Plan, as amended, will accelerate and become fully vested in the event we are acquired, unless the successor corporation assumes or substitutes other options in their place.

401(K)  PLAN

     In April 1996, we adopted a 401(k) plan to provide eligible employees with a tax preferential savings and investment program. Eligible participants may elect to reduce their current compensation up to the lesser of 15% of eligible compensation and the statutorily prescribed annual limit and have such reduction contributed to the 401(k) plan. At the direction of each participant, the trustee of the 401(k) plan invests the assets of the 401(k) plan in selected investment options. Contributions by participants to the 401(k) plan, and income earned on plan contributions, are generally not taxable to the participants until withdrawn.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of financial controls. In fulfilling its oversight responsibilities during fiscal year 2001, the Committee periodically:

- reviewed and discussed the audited financial statements with the Company's management,

- reviewed the unaudited and audited financial statements with management and the Company's independent public accountants, PricewaterhouseCoopers LLP,

- discussed the accounting principles, significant assumptions, estimates and matters of judgment used in preparing the financial statements with management and PricewaterhouseCoopers,

- reviewed the Company's financial controls and financial reporting process, and

- reviewed significant financial reporting issues and practices, including changes in accounting principles and disclosure practices.

     The Committee also reviewed with PricewaterhouseCoopers, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgment as to the quality, and not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted accounting principles. The Committee periodically met with PricewaterhouseCoopers, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

     In addition, the Committee has discussed with PricewaterhouseCoopers their independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and discussed with PricewaterhouseCoopers any matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Committee also considered the compatibility of PricewaterhouseCoopers's non-audit services (principally tax advisory services) with the standards for auditor independence. The Committee discussed with PricewaterhouseCoopers the overall scope and plans for their audit.

     The directors who serve on the Committee are all "independent" for purposes of the rules of the Nasdaq Stock Market, and further all meet the financial literacy and expertise tests recommended by the Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. During fiscal 2001, the committee met five (5) times, with all members in attendance at each meeting.

     In reliance on the reviews and discussions referred to above and representations by management that the financial statements were prepared in accordance with generally accepted accounting principles, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001. The Committee also recommended to the Board of Directors, subject to stockholder ratification, the selection of PricewaterhouseCoopers as the Company's independent auditors for the fiscal year ending June 30, 2002.

                                             THE COMPENSATION COMMITTEE OF THE
                                             BOARD  OF  DIRECTORS

                                             John  R.  Oltman
                                             Jeffrey  M.  Drazan
                                             Judith  H.  Hamilton

                             AUDIT AND RELATED FEES

AUDIT  FEES

     Fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the our annual financial statements for the year ended June 30, 2001 and for reviews of the financial statements included in our quarterly reports for that fiscal year were $150,350, of which $38,850 had been billed through June 30, 2001.

FINANCIAL  INFORMATION  SYSTEMS  DESIGN  AND  IMPLEMENTATION  FEES

     The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended June 30, 2001.

ALL  OTHER  FEES

     During the fiscal year ended June 30, 2001, the aggregate fees billed by PricewaterhouseCoopers LLP for professional services other than audit fees was $486,346, which consisted of $110,427 in tax fees and $375,919 in fees related to our filing of our Form S-1 and Form S-8/S-3 registration statements, all of which had been billed through June 30, 2001

     The Audit Committee considered and determined that the provision of the services other than the services described under "Audit Fees" is compatible with maintaining the independence of the independent auditors.

                   REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

SUMMARY  OF  COMPENSATION  POLICIES  FOR  EXECUTIVE  OFFICERS

     Our  compensation  program's  goals  are  to:

     - Attract, retain and motivate highly-qualified executive officers who can provide operational and strategic excellence that will produce on-going success for the company;

     - Align compensation for the executive officers with the Company's business objectives and performance; and

     - Align incentives for executive officers with the interests of stockholders to enhance financial performance and stockholder value.

     We emphasize performance-based compensation that is competitive with the marketplace, and the importance of clearly communicating performance objectives. We annually review our compensation practices by comparing them to surveys of other companies against which we compete in business or for talent, and other companies of comparable size and complexity. The Committee also examines emerging trends and practices in the overall software market. We then set objective compensation parameters based on this review.

     Our compensation program for all employees includes both cash and equity-based elements. Because it is most directly linked to our stockholders' interests, equity-based compensation is emphasized in our compensation programs. Consistent with competitive practices, we also use a cash bonus plan based on achievement of financial performance and key operational objectives.

CASH  COMPENSATION

     Salary. We set a base salary range for each executive officer, including the Chief Executive Officer, by reviewing the base salary for comparable positions of a broad peer group, including competing companies similar in size and companies against which we compete in business or for talent. We set individual salaries for each executive officer relative to this range based on sustained individual performance, contribution to our results and internal comparison of duties and responsibilities.

     Cash Bonus. In order to help recruit, retain and motivate executives with market-competitive incentives in the current business environment, in fiscal 2001, we provided a cash bonus program for executives, based on performance. In fiscal 2002, we will employ similar performance measures for cash bonus incentives.

EQUITY-BASED  COMPENSATION

     Executive equity grants are determined using the Black-Scholes method of evaluating the Company's stock option grants against a Black-Scholes evaluation of grants by our peer group competitors. Options granted to executive officers are subject to vesting over time. Initial or "new-hire" options are typically granted to executive officers when they first join the Company. All options that we grant are issued with an exercise price at the then-current fair market value and thus become valuable only if the executive officer continues to serve at the Company and the price of our stock subsequently increases.

CEO  COMPENSATION

     Our Chief Executive Officer's salary and performance stock option grants follow the policies set forth above. Our CEO's base annual salary for fiscal 2001 was $255,000, compared to $200,000 in fiscal 2000. For fiscal 2002, our CEO's target annual incentive will be consistent with market cash incentives. Our CEO's compensation package is designed to be strongly aligned with the interests of stockholders by making his cash incentives directly tied to achieving specific targets and by granting stock options that become valuable only if he continues to serve at the Company and the price of our stock subsequently rises.

TAX  DEDUCTIBILITY

     The Company is subject to Section 162(m) of the Internal Revenue Code, which imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to Named Executive Officers. The Company believes that compensation resulting from the exercise of stock options granted by the Company is deductible as performance based compensation. The Company intends to comply with the provisions of Section 162(m) so as to preserve the related federal income tax deductions, although individual exceptions may occur. The Company, however, has not sought to qualify its cash bonus plan for executives under Section 162(m) as deductible compensation.

                                          THE COMPENSATION COMMITTEE OF THE
                                          BOARD  OF  DIRECTORS



                                          John  R.  Oltman
                                          Jeffrey  M.  Drazan

                         COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing the cumulative total return on our Common Stock with the cumulative total return of the Nasdaq Composite Index and the J.P. Morgan H&Q Technology Index on a quarterly basis for the period commencing on August 9, 2000 (the date of our initial public offering) and ending on June 30, 2001. The diagram assumes that $100.00 was invested on August 10, 2000 in our Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on our Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.


                                [GRAPHIC OMITTED]

                                          Cumulative Total Return
                                --------------------------------------------
                                8/10/00  9/30/00  12/31/00  3/31/01  6/30/01

EVOLVE SOFTWARE, INC.            100.00   266.67     54.17    31.60     6.33
NASDAQ COMPOSITE INDEX           100.00   104.09     67.64    47.30    52.73
JP MORGAN H&Q TECHNOLOGY INDEX   100.00    97.46     65.27    48.72    57.42

STOCKHOLDER  PROPOSALS  TO  BE  PRESENTED  AT  THE  NEXT  ANNUAL  MEETING

     Stockholders of the Company may submit proposals for consideration at future stockholder meetings, including director nominations. The Company expects to hold its 2002 annual meeting in November 2002. Proposals of stockholders of the Company, including director nominations, that are intended to be presented by such stockholders at the Company's next annual meeting of stockholders and that such stockholders desire to have included in the Company's proxy statement relating to such meeting must be received by the Company no later than June __, 2002 (120 calendar days prior to the anniversary of the mailing date of this proxy statement) in order to be considered for possible inclusion in the Company's proxy statement and form of proxy relating to that meeting.

     If a stockholder wishes to present a proposal, including a director nomination, at the Company's 2002 annual meeting and the proposal is not intended to be included in the Company's proxy statement relating to that meeting, the stockholder must give advance notice to the Company prior to September __, 2002 (30 calendar days prior to the anniversary of the mailing date of this proxy statement). However, in the event that less than 50 days notice or public disclosure of the date of the 2002 meeting is given or made to stockholders, a stockholder notice of a proposal must be received not later than the close of business on the 7th day following the date on which such notice of the date of meeting was mailed or such public disclosure was made. If a stockholder gives notice of such a proposal after the applicable deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company's year 2002 annual meeting.

     Any proposals submitted by stockholders must comply with the requirements for stockholder proposals set forth in the Company's Bylaws. A copy of the full text of the applicable bylaw provisions may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company's proxy materials, should be sent to General Counsel, Evolve Software, Inc., 1400 65th Street, Suite 100, Emeryville, CA 94608.

     The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year's Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting.


                          TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                           By Order of the Board of Directors

                                           /s/  Christopher B. Boas

                                           Christopher  B.  Boas
                                           Assistant  Secretary

October ___, 2001

                              EVOLVE SOFTWARE, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER ___, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Evolve Software, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October ___, 2001, and hereby appoints John R. Oltman and James J. Bozzini, and each of them, with full power of substitution, as Proxy or Proxies, to vote all shares of the Common Stock of the undersigned at the Annual Meeting of Stockholders of Evolve Software, Inc. to be held on November ___, 2001, and at any adjournments thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.

     1.   To  elect  two  Class I members of the Board of Directors:

          [_]  FOR  the  nominees  listed     [_]  WITHHOLD  authority  to  vote
               below (except as indicated)         for the nominees listed below

          If you wish to withhold authority to vote for an individual nominee, strike a line through that nominee's name in the list below.

          Cary  Davis

          Jeffrey  M.  Drazan

     2. To approve amendments to the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") to increase the number of authorized shares of Common Stock by 90,000,000 shares, from 110,000,000 to 200,000,000 shares, and to enable the holders of Preferred Stock to act by written consent:

               [_]  FOR          [_]  AGAINST          [_]  ABSTAIN

     3. To approve an amendment to the Company's 2000 Stock Plan to increase the maximum number of shares of Common Stock authorized under the plan by 10,000,000 shares, to 16,000,000 shares, exclusive of future annual increases, and to provide that the shares authorized for issuance under the plan be increased annually by the least of (i) the aggregate number of shares subject to grants made in the previous year, (ii) 15,000,000 and (iii) any lesser amount determined by our Board of Directors:

               [_]  FOR          [_]  AGAINST          [_]  ABSTAIN

     4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending June 30, 2002:

               [_]  FOR          [_]  AGAINST          [_]  ABSTAIN

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Either of such Proxies or substitutes shall have and may exercise all of the powers of said proxies hereunder.

     Dated:
           ---------------------------


     ---------------------------------
     (Signature)


     ---------------------------------
     (Signature)

                                        (This proxy should be marked, dated,
                                   signed by the stockholder or stockholders exactly as the stockholder's or stockholders' names appear hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign.)

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ABOVE, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING